Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Walker Innovation Inc. on Post-Effective Amendment No. 3 Form S-1, File No. 333-191783 of our report dated March 15, 2016 with respect to our audits of the consolidated financial statements of Walker Innovation Inc. as of December 31, 2015 and 2014 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 25, 2016